(J)(1)(f)

SUPPLEMENT TO THE CUSTODY AGREEMENT

HONG KONG - CHINA CONNECT SERVICE

Date: June 2, 2016

To: The Bank of New York Mellon

Re: Hong Kong - China Connect Service

Dear Sir or Madam:

Reference is made to the Custody Agreement entered into between the Voya funds set forth on Exhibit A thereto and The Bank of New York Mellon (previously The Bank of New York) (BNYM) as custodian dated January 6, 2003, as amended or supplemented from time to time (CA). This letter (Letter) serves as a supplement to the CA and relates to the Portfolios listed on Annex A hereto. Each separate Portfolio listed on Annex A hereto, as it may be updated from time to time, is referred to separately herein as the Client.

This Letter relates to the Hong Kong - China Connect Service (as the same is defined in the Rules of the Stock Exchange of Hong Kong and as hereafter referred to in this Letter, the China Connect Service or Connect). Connect is a trading and clearing service between Shanghai Stock Exchange (SSE), China Securities Depository and Clearing Corporation Limited (China Connect Clearing House), the Stock Exchange of Hong Kong (SEHK) and the Hong Kong Stock Exchange's clearing and nominee company, Hong Kong Securities Clearing Company Ltd. (HKSCC). The service applies to securities (China Connect Securities) listed and traded on a China Connect Market via the China Connect Service.

Where used in this Letter, the term China Connect Market System has the meaning given to it in the Rules of the SEHK and the terms China Connect Market, China Connect Market Operator and China Connect Clearing Participant have the meanings given to them in the General Rules of the Central Clearing and Settlement Service established and operated by HKSCC (CCASS), as may be amended from time to time.

With respect to each Client, this Letter sets out the terms and conditions upon which BNYM and its affiliates support and provide access to Connect.

(a)In respect of the China Connect Securities, BNYM will (and is authorised to) establish, maintain and operate a segregated account/sub-account and ledger for each Client on its books and records and such account or accounts as required pursuant to the CA and maintained for custody and safekeeping by its appointed subcustodian the Hong Kong and Shanghai Banking Corporation Limited (Subcustodian) for the deposit of such securities (China Connect Account).

(b)In accordance with the requirements of the China Connect Service for trades of China Connect Securities to be on market, Client agrees and undertakes to ensure that all transfers of China Connect Securities into or out of its China Connect Account: (i) will not, unless permitted by the China Securities Regulatory Commission (CSRC), be in relation to the trading of China Connect Securities other than through the relevant China Connect Market

System; and/or (ii) will only be made on a "no change of beneficial ownership" basis

(except as noted under paragraph (d) below).

(c)Client instructions issued to BNYM for trades of China Connect Securities (Instructions) must be in the China Connect Service format required by BNYM (as specified in the BNYM service level description (Service Level Description) from time to time) and such Instructions must be received by BNYM by the BNYM deadline (as specified in the Service Level Description from time to time). Client shall be responsible for all trade instructions issued to its broker engaged for trades in China Connect Securities. With respect to Connect and transactions in China Connect Securities, Client is engaging Hong Kong and Shanghai

Banking Corporation Limited and its broker affiliate company to act as Client's broker

(HSBC Broker). BNYM is not party to any brokerage arrangement or agreement entered into between a Client and HSBC Broker (or any other broker) and takes no responsibility for such brokerage services. Client must ensure that Instructions it provides to BNYM are correct and at all times consistent with the trading instructions it issues to HSBC Broker. Client acknowledges and agrees that, prior to issuing trading instructions, it must ensure it has either sufficient Yuan Renminbi – 'CNH' (for a purchase of China Connect Securities) or sufficient China Connect Securities (for a sale of China Connect Securities) in its China Connect Account and/or Cash Account (as defined below).

(d)Client authorises the Subcustodian to disclose to HSBC Broker the balance of the China Connect Securities in its China Connect Account at such interval and time and via such means as may be agreed from time to time between the Subcustodian and HSBC Broker (Disclosure). Client further authorises the performance of all acts and taking of all actions (such acts and actions described in this paragraph (d), the Settlement Tasks) which either of BNYM or the Subcustodian considers in its discretion necessary for completing the settlement of trades of China Connect Securities in Client's China

Connect Account executed (or purportedly executed) by HSBC Broker. Client agrees and acknowledges that trades and transactions shall be carried out on Client instructions issued to HSBC Broker independent of Instructions of Client to BNYM and that Client will be issuing instructions to HSBC Broker in advance of issuing Instructions to BNYM. Client understands and agrees that BNYM will not be able to review or reconcile, and shall have absolutely no duty to review or reconcile, Client instructions to HSBC Broker against Client Instructions issued to BNYM prior to trade execution and settlement and that BNYM shall have no responsibility or liability with respect to trade instructions relating to China Connect Securities (including no responsibility or liability with respect to any inconsistency between Client instructions issued to HSBC Broker and Instructions of Client to BNYM), and further, Subcustodian's Settlement Tasks as authorized hereunder shall include but are not limited to carrying out settlement in respect of the trades, effecting the transfer/debit of the relevant China Connect Securities of a trade into or out of the relevant China Connect Account, on a delivery versus payment basis (i.e.,

HSBC offered synthetic delivery versus payment), or making debits/credits into and out of the cash account(s) which the relevant Client maintains with BNYM or the Subcustodian and which is designated for use in respect of such Client's China Connect Account (Cash Account) for trades on a delivery versus payment basis (i.e., HSBC offered synthetic delivery versus payment). With respect to a trade by Client in China Connect Securities, BNYM shall carry out post settlement checking and reconciliation with the Subcustodian pursuant to BNYM's standard operating procedures and shall update its relevant accounts and records accordingly.

(e)Client acknowledges and agrees that BNYM shall not be liable for paying and/or reporting any tax, levy, impost, duty, assessment, deduction, charge or withholding of a similar nature, and any addition, penalty or interest payable in connection with any failure to pay or any delay in paying any of the same that may be charged or chargeable on or in respect of the holding, trading and/or income, interests and other entitlements that may be derived from the China Connect Securities in Client's China Connect Account (Taxes), nor responsible for the obligation to withhold Taxes or comply with any filing or registration obligations regarding Taxes except as otherwise required by any applicable law, rule, operating procedure, order, directive, notice, guidance, market practice or request (in all cases whether or not having the force of law) of any government agency, court of competent jurisdiction, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority (the foregoing, Applicable Requirements). Where BNYM or any of its affiliates, or the Subcustodian or any of its affiliates, are required to do any of the above by such Applicable Requirements, Client undertakes to reimburse and indemnify BNYM or its affiliates on demand for the amount of Taxes that BNYM has paid and to provide such information as BNYM may require to fulfil its duties within the timeframe which BNYM advises. For the avoidance of doubt, Client acknowledges and agrees that neither the Subcustodian nor BNYM is providing Client with any advice in relation to Taxes nor is the Subcustodian or BNYM acting as agent or representative with respect to such Taxes.

(f)Client acknowledges and agrees that it is the investor in the China Connect Securities and shall be responsible for the consequences of trading of China Connect Securities through the China Connect Service. Client further acknowledges and agrees that it understands and shall comply with all applicable laws, rules, regulations, orders, directives, guidelines, market practice, notices, operating procedures, policies or requests of any government agency, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority with competent jurisdiction (whether or not having the force of law and as the same may be amended) which shall include, but is not limited to, China Securities Depository and Clearing Corporation, HKSCC, SEHK, a China Connect Market Operator and CCASS generally and as each of the same concern the China Connect Service, and activities arising from the China Connect Service and/or regarding investments in China Connect Securities. Such applicable laws, rules and regulations shall include, but shall not be limited to: (i) any restrictions on investments in China Connect Securities (Investment Restrictions); (ii) percentage limits that may be imposed on the maximum holdings of a non-PRC (People's Republic of China) investor (either on its own or in aggregate with other non-PRC investors) in China Connect

Securities (Foreign Ownership Limits); and (iii) disclosure of interest reporting obligations in respect of China Connect Securities (Disclosures of Interest). For the avoidance of doubt, Client acknowledges and agrees that: (i) BNYM's duties and service provision does not comprise any investment advice and BNYM takes no responsibility for advising or verifying whether Client is eligible to invest in China Connect Securities and Client should undertake its own due diligence and take advice under its own laws, regulations and applicable investment criteria/limitations as to the suitability of such investment; and (ii) neither BNYM nor the Subcustodian shall be responsible for monitoring any Investment Restrictions or Foreign Ownership Limits applicable to any China Connect Securities or for making any Disclosures of Interest in any China Connect Securities.

(g)Client acknowledges and agrees that China Connect Securities are held centrally by HKSCC for the account of the CCASS Participant (in this case the Subcustodian and its affiliate) in an omnibus account with China Connect Clearing House and that HKSCC and China Connect Clearing House are intermediaries and depositories in Hong Kong and the People's Republic of China and, accordingly will be subject to the requirements and laws of these jurisdictions. HKSCC does not guarantee the title to any China Connect Securities held through it in any manner, and any of Client's title, property or interests in China Connect Securities shall be subject to the "Securities on-hold" provisions of the

General Rules of CCASS pursuant to which title, property or interest in any China Connect Securities shall not pass to a purchaser unless and until HKSCC has received payment in full for such securities and such payment is good and irrevocable or otherwise agreed by HKSCC.

(h)Client understands that China Connect Securities are uncertificated and are held by HKSCC in an account maintained by HKSCC with China Connect Clearing House, and, as such, that the China Connect Securities credited to Client's China Connect Account are not registered or recorded with China Connect Clearing House in Client's name, Subcustodian's name or BNYM's name. All China Connect Securities will be recorded in the name of HKSCC with China Connect Clearing House. BNYM cannot guarantee nor does it take any liability or responsibility for Client's investment in China Connect Securities and Client's title, property and interest in China Connect Securities and any ability to enforce the same by virtue of this registration and the relevant property rights, insolvency rules and procedures and remedies under the laws and regulations of Hong

Kong or the People's Republic of China (and any conflict between the same).

(i)Client acknowledges and agrees that: (i) the China Connect market is a no fail market, although trades may fail to settle in Client's China Connect Account in exceptional circumstances or if the provisions of this Letter are not adhered to; and (ii) under the General Rules of CCASS, if HKSCC receives insufficient funds or securities from the

China Connect Clearing House to meet HKSCC's aggregate liabilities to China Connect Clearing Participants, it may make a partial or pro rata payment or delivery to China Connect Clearing Participants to whom such liabilities are due, and that should HKSCC elect to make such a partial or pro rata payment or delivery with respect to Client's China Connect Service transactions Client hereby indemnifies and shall hold BNYM harmless, and, further, Client shall have no recourse against BNYM for the balance of any money or securities.

(j)Client acknowledges and agrees that there are certain responsibilities, risks and limitations presented to, and imposed upon, it in respect of use of the China Connect Service. These include the following (such list is not exhaustive): the matters contemplated in the Service Level Description, Investment Restrictions, Foreign Ownership Limits and Disclosures of Interest (all as detailed above), unavailability of an investor compensation fund, lack of support for certain trading strategies (such as day trading and short selling), limitations on exercise of shareholder rights and benefits, suspension of trading without cause or notice, trade failure or trade rejection at SEHK, tax liability, strict settlement practices, loss recovery limitations, market rules, counterparty insolvency risk and responsibility for the matters under paragraph (h) above.

(k)Client acknowledges and agrees that (i) BNYM shall not be liable, or in any way responsible, for (and Client therefore has no recourse against BNYM for) acts, omissions, errors, timeliness, fraud, default and/or solvency of any broker (including HSBC Broker), stock exchange, depository or clearing entity in connection with the China Connect Service and that (ii) BNYM shall assume no additional responsibility beyond those noted in this Letter as a result of Client transacting in China Connect Securities.

(l)BNYM hereby confirms that it is not appointing or instructing HSBC Broker for the purposes of the China Connect Service.

(m)Client agrees that except in the event of wilful misconduct, negligence or wilful default of BNYM, Client shall indemnify and hold BNYM harmless from any liabilities, costs and expenses (including, without limitation, overdraft charges and market fines) arising from any provision/non provision of instructions to BNYM that do not match an instruction to HSBC Broker or for the circumstances of reliance on the instruction to HSBC Broker and the process and Settlement Tasks described in paragraph (d) above or instructions which require a trade where this is not supported under the service under this

Letter or instructions that are otherwise not in accordance with BNYM's requirements as referred to in this Letter or the Service Level Description. Nothing in the preceding sentence shall limit any other indemnification protections available to BNYM under the terms of the CA.

(n)Client and BNYM acknowledge and agree that any fees and expenses associated with

BNYM's services under this Letter are as agreed between Client and BNYM under the CA (and as such fees and expenses are amended from time to time).

(o)No provision of this Letter may be amended except in a writing signed by Client and BNYM.

(p)If Client wishes to terminate its use of the China Connect Service under this Letter with BNYM it will provide 30 days written notice of termination to BNYM. BNYM may terminate its provision of services under this Letter with respect to a Client by 60 days written notice of termination to Client. Client agrees that the Subcustodian and/or HSBC Broker may terminate or cease to provide its services or support the China Connect Service either generally or in respect of Client and Client is at risk of such termination if paragraph (c) above or any other terms of this Letter are breached (HSBC Termination). BNYM shall by written notice to a Client terminate its services under this Letter with respect to such Client at such time that the HSBC Termination takes place with respect to such Client.

Without limitation to the foregoing, Client authorises BNYM and the Subcustodian to perform any such acts (or refrain from taking any such acts) as BNYM or the Subcustodian considers in their respective discretion necessary or advisable for complying with CCASS and all relevant market rules for the China Connect Service, and with all instructions issued to BNYM and HSBC Broker and all Settlement Tasks and other requirements (whether in relation to Taxes or otherwise). Client further agrees to provide all assistance that BNYM may reasonably require in performing such acts required by applicable law or regulation.

This Letter and the agreements, undertakings and indemnities given herein are supplemental and additional to the provisions of the CA. For clarity, the services provided in connection with the China Connect Service are part of BNYM's performance of its services under the CA. Except as contemplated in and as modified by the terms of this Letter, the terms of the CA shall apply to the provision of services in connection with the China Connect Service; in clarification of the preceding provisions of this sentence, with respect to the provision of services in connection with the China Connect Service any difference between an item as stated in this Letter and the terms of the CA shall be resolved entirely in favor of the item as stated in this Letter. This Letter shall be governed by and construed in accordance with the same governing law as in the CA. This Letter does not affect the duties or obligations of BNYM under the Foreign Custody Manager Agreement between the Voya funds which are party thereto and BNYM (previously The Bank of New York) dated January 6, 2003, as amended or supplemented from time to time.

A copy of the Agreement and Declaration of Trust relating to any Client that is a series of a Massachusetts business trust (Trust) is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Letter has been executed on behalf of the relevant Trust by an officer of such Trust as an officer and not individually and the obligations of such Trust arising out of this Letter are not binding upon any of the trustees, officers or shareholders of such Trust individually but are binding only upon the assets and property of such Trust.

Agreed and accepted by

By: /s/ Todd Modic___________

Name: Todd Modic

Title: Senior Vice President For and on behalf of

Each Separate Legal Entity Listed on Annex A Hereto June 2, 2016

Acknowledged by

The Bank of New York Mellon

By: /s/ Mary Jean Milner______

Name: Mary Jean Milner_________

Title: Managing Director________

ANNEX A

Voya Mutual Funds - Voya Multi-Manager Emerging Markets Equity Fund